EXHIBIT 10.12

Description of Changes to Non-Employee Director Compensation and Stock Ownership Guidelines

On August 13, 2007, the 3M Company (the “Company”) Board of Directors, on the recommendation of the Nominating and Governance Committee, approved changes in the non-employees directors’ compensation effective October 1, 2007. The changes provide that the cash portion of the annual retainer increases from $75,000 to $85,000 and the portion of the annual retainer payable only in the Company’s common stock increases from $95,000 to $120,000. The additional annual retainer paid to committee chairs remains at $15,000. These changes are intended to keep the directors’ compensation competitive. Other elements of directors’ compensation remain unchanged.

The following table shows compensation payable to non-employee directors before and after this increase:

	Before Increase	After Increase
Portion of the Annual Retainer Payable in Cash	$75,000	$85,000
Portion of the Annual Retainer Payable Only in Common Stock	$95,000	$120,000
Total Annual Retainer	$170,000	$205,000

Additional Annual Retainer for Committee Chairs	$15,000	$15,000

In addition, the Board has adopted new stock ownership guidelines, also effective October 1, 2007, that provide that each director should retain the stock portion of his or her annual retainer until the director leaves the Board. The previous guidelines provided that each director should attain over his or her three-year term a 3M stock investment position (including deferred stock units) equal to two times the annual retainer.